Filed Pursuant to Rule 433
Registration Statement No. 333-140279
Filed March 4, 2008

The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov<http://www.sec.gov/>. Alternatively, RBS Greenwich Capital will arrange to send you the base prospectus at no charge if you request it by calling 1-866-884-2071 or emailing offeringmaterials@rbsgc.com.

This free writing prospectus is not required to contain all of the information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes similar information contained in any prior free writing prospectus relating to these securities.

Final Terms of the Certificates

The certificates consist of the classes of certificates listed in the table below. Only the classes of certificates listed in the table below designated “The Offered Certificates” are offered by the prospectus supplement.

The Offered Certificates

Class	Related Mortgage Loan Group	Class Principal Balance(1)	Pass-Through Rate Formula	Final Scheduled Distribution Date(16)	Expected Final Distribution Date(17)	CUSIP Number	Initial Certificate Ratings
							S&P	Fitch
1A-1	1	$ 80,293,900	Variable Rate (2)	April 2038	February 2016	88522U AA 5	AAA	AAA
2A-1	2	$491,586,000	Variable Rate (3)	April 2038	February 2016	88522U AC 1	AAA	AAA
3A-1	3	$130,926,000	Variable Rate (4)	April 2038	February 2016	88522U AE 7	AAA	AAA
4A-1	4	$154,052,000	Variable Rate(5)	April 2038	February 2016	88522U AG 2	AAA	AAA
A-R	1	$ 100	Net WAC for group 1(6)	April 2038	February 2016	88522U AJ 6	AAA	AAA

The Non-Offered Certificates

Class	Related Mortgage Loan Group	Class Principal Balance or Notional Balance(1)	Pass-Through Rate Formula	Final Scheduled Distribution Date(16)	Expected Final Distribution Date(17)	CUSIP Number	Initial Certificate Ratings(18)
							S&P	Fitch
1A-2	1	$ 8,921,000	Variable Rate (7)	April 2038	February 2016	88522U AB 3	AAA	AAA
2A-2	2	$54,620,000	Variable Rate (8)	April 2038	February 2016	88522U AD 9	AAA	AAA
3A-2	3	$14,547,000	Variable Rate (9)	April 2038	February 2016	88522U AF 4	AAA	AAA
4A-2	4	$17,117,000	Variable Rate (10)	April 2038	February 2016	88522U AH 0	AAA	AAA
1-AX	1	Notional Amount(11)	Variable Rate (11)	April 2038	February 2016	88522U AK 3	AAA	AAA
2-AX	2	Notional Amount(12)	Variable Rate (12)	April 2038	February 2016	88522U AL 1	AAA	AAA
3-AX	3	Notional Amount(13)	Variable Rate (13)	April 2038	February 2016	88522U AM 9	AAA	AAA
4-AX	4	Notional Amount(14)	Variable Rate (14)	April 2038	February 2016	88522U AN 7	AAA	AAA
B-1	1, 2, 3, 4	$13,885,000	Net WAC(15)	April 2038	February 2016	88522U AP 2	AA	AA
B-2	1, 2, 3, 4	$ 7,934,000	Net WAC(15)	April 2038	February 2016	88522U AQ 0	A	A
B-3	1, 2, 3, 4	$ 3,471,000	Net WAC(15)	April 2038	February 2016	88522U AR 8	BBB	BBB
B-4	1, 2, 3, 4	$ 5,950,000	Net WAC(15)	April 2038	February 2016	88522U AS 6	BB	BB
B-5	1, 2, 3, 4	$ 1,983,000	Net WAC(15)	April 2038	February 2016	88522U AT 4	B	B
B-6	1, 2, 3, 4	$ 6,446,724	Net WAC(15)	April 2038	February 2016	88522U AU 1	N/R	N/R
___________________
(1)	These balances are approximate, as described in the prospectus supplement.

(2)
Up to and including the distribution date in January 2011, with respect to each distribution date, the Class 1A-1 Certificates will accrue interest at an annual rate equal to the lesser of (i) 5.2130% and (ii) the weighted average of the net loan rates of the group 1 mortgage loans. Thereafter, interest on the Class 1A-1 Certificates for any distribution date will be calculated at an annual rate equal to the weighted average of the net loan rates of the group 1 mortgage loans.

(3)
Up to and including the distribution date in February 2013, with respect to each distribution date, the Class 2A-1 Certificates will accrue interest at an annual rate equal to the lesser of (i) 5.5158% and (ii) the weighted average of the net loan rates of the group 2 mortgage loans. Thereafter, interest on the Class 2A-1 Certificates for any distribution date will be calculated at an annual rate equal to the weighted average of the net loan rates of the group 2 mortgage loans.

(4)
Up to and including the distribution date in December 2014, with respect to each distribution date, the Class 3A-1 Certificates will accrue interest at an annual rate equal to the lesser of (i) 5.7760% and (ii) the weighted average of the net loan rates of the group 3 mortgage loans. Thereafter, interest on the Class 3A-1 Certificates for any distribution date will be calculated at an annual rate equal to the weighted average of the net loan rates of the group 3 mortgage loans.

(5)
Up to and including the distribution date in December 2017, with respect to each distribution date, the Class 4A-1 Certificates will accrue interest at an annual rate equal to the lesser of (i) 6.2570% and (ii) the weighted average of the net loan rates of the group 4 mortgage loans. Thereafter, interest on the Class 4A-1 Certificates for any distribution date will be calculated at an annual rate equal to the weighted average of the net loan rates of the group 4 mortgage loans.

(6)	Interest on the Class A-R Certificates for any distribution date will be calculated at an annual rate equal to the weighted average of the net loan rates of the group 1 mortgage loans.

(7)
Up to and including the distribution date in January 2011, with respect to each distribution date, the Class 1A-2 Certificates will accrue interest at a fixed annual rate equal to the lesser of (i) 6.2410% and (ii) the weighted average of the net loan rates of the group 1 mortgage loans. Thereafter, interest on the Class 1A-2 Certificates for any distribution date will be calculated at an annual rate equal to the weighted average of the net loan rates of the group 1 mortgage loans.

(8)
Up to and including the distribution date in February 2013, with respect to each distribution date, the Class 2A-2 Certificates will accrue interest at a fixed annual rate equal to the lesser of (i) 6.3950% and (ii) the weighted average of the net loan rates of the group 2 mortgage loans. Thereafter, interest on the Class 2A-2 Certificates for any distribution date will be calculated at an annual rate equal to the weighted average of the net loan rates of the group 2 mortgage loans.

(9)
Up to and including the distribution date in December 2014, with respect to each distribution date, the Class 3A-2 Certificates will accrue interest at a fixed annual rate equal to the lesser of (i) 6.4570% and (ii) the weighted average of the net loan rates of the group 3 mortgage loans. Thereafter, interest on the Class 3A-2 Certificates for any distribution date will be calculated at an annual rate equal to the weighted average of the net loan rates of the group 3 mortgage loans.

(10)
Up to and including the distribution date in December 2017, with respect to each distribution date, the Class 4A-2 Certificates will accrue interest at a fixed annual rate equal to the lesser of (i) 6.4320% and (ii) the weighted average of the net loan rates of the group 4 mortgage loans. Thereafter, interest on the Class 4A-2 Certificates for any distribution date will be calculated at an annual rate equal to the weighted average of the net loan rates of the group 4 mortgage loans.

(11)
Interest on the Class 1-AX Certificates, which are interest-only certificates, for any distribution date up to and including the distribution date in January 2011 will be calculated at an annual rate equal to the excess of (i) the weighted average of the net loan rates of the group 1 mortgage loans over (ii) the weighted average of the pass-through rates of the Class 1A-1 and Class 1A-2 Certificates. After the distribution date in January 2011, the Class 1-AX Certificates will not receive distributions of interest. The notional balance of the Class 1-AX Certificates for any distribution date will be equal to the sum of the aggregate certificate principal balances of the Class 1A-1 and Class 1A-2 Certificates immediately preceding such distribution date.

(12)
Interest on the Class 2-AX Certificates, which are interest-only certificates, for any distribution date up to and including the distribution date in February 2013 will be calculated at an annual rate equal to the excess of (i) the weighted average of the net loan rates of the group 2 mortgage loans over (ii) the weighted average of the pass-through rates of the Class 2A-1 and Class 2A-2 Certificates. After the distribution date in February 2013, the Class 2-AX Certificates will not receive distributions of interest. The notional balance of the Class 2-AX Certificates for any distribution date will be equal to the sum of the aggregate certificate principal balances of the Class 2A-1 and Class 2A-2 Certificates immediately preceding such distribution date.

(13)
Interest on the Class 3-AX Certificates, which are interest-only certificates, for any distribution date up to and including the distribution date in December 2014 will be calculated at an annual rate equal to the excess of (i) the weighted average of the net loan rates of the group 3 mortgage loans over (ii) the weighted average of the pass-through rates of the Class 3A-1 and Class 3A-2 Certificates. After the distribution date in December 2014, the Class 3-AX Certificates will not receive distributions of interest. The notional balance of the Class 3-AX Certificates for any distribution date will be equal to the sum of the aggregate certificate principal balances of the Class 3A-1 and Class 3A-2 Certificates immediately preceding such distribution date.

(14)
Interest on the Class 4-AX Certificates, which are interest-only certificates, for any distribution date up to and including the distribution date in December 2017 will be calculated at an annual rate equal to the excess of (i) the weighted average of the net loan rates of the group 4 mortgage loans over (ii) the weighted average of the pass-through rates of the Class 4A-1 and Class 4A-2 Certificates. After the distribution date in December 2017, the Class 4-AX Certificates will not receive distributions of interest. The notional balance of the Class 4-AX Certificates for any distribution date will be equal to the sum of the aggregate certificate principal balances of the Class 4A-1 and Class 4A-2 Certificates immediately preceding such distribution date.

(15)
The Class B-1, Class B-2, Class B-3, Class B-4, Class B-5 and Class B-6 Certificates will accrue interest based on the weighted average of the weighted average of the net loan rates of the mortgage loans in each loan group (weighted on the basis of the related subordinate component for each loan group).

(16)
The final scheduled distribution date for the offered certificates is based upon the first distribution date after the date of the last scheduled payment of the latest maturing thirty-year mortgage loan.

(17)
The expected final distribution date, based upon (a) a constant prepayment rate of 25% annually and the structuring assumptions used in the prospectus supplement, each as described under “Yield, Prepayment and Maturity Considerations—Structuring Assumptions” and (b) the assumption that the option to purchase the outstanding certificates is exercised by Thornburg Mortgage, Inc. on the earliest possible distribution date as described in the prospectus supplement under “The Pooling and Servicing Agreement—Optional Termination of the Trust.” The actual final distribution date for each class of certificates may be earlier or later, and could be substantially later, than the applicable expected final distribution date listed above.

(18)	N/R means the related certificate is not publicly rated.